EXHIBIT (15)




To CMS Energy Corporation:

     We are aware that CMS Energy Corporation has incorporated by reference in this registration statement its Form 10-Q for the quarter ended March 31, 1996, its Form 10-Q for the quarter ended June 30, 1996 and its Form 10-Q for the quarter ended September 30, 1996, which include our reports dated May 10, 1996, August 9, 1996 and November 11, 1996, respectively, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, these reports are not considered a part of the registration statement prepared or certified by our Firm or reports prepared or certified by our Firm within the meaning of Sections 7 and 11 of the Act.




                                      /s/ Arthur Andersen LLP

Detroit, Michigan,
  December 3, 1996.